Exhibit 99.(d6)

AMENDMENT to EXPENSE LIMITATION AGREEMENT
October 31, 2007

     AMENDMENT, effective as of October 31, 2007, to EXPENSE LIMITATION AGREEMENT (the "Expense Limitation Agreement" or the “Agreement”) by and between the Julius Baer Investment Funds, a Massachusetts Business Trust, on behalf of the Julius Baer U.S. Microcap Fund (“Microcap”), the Julius Baer U.S. Smallcap Fund (“Smallcap”), the Julius Baer U.S. Midcap Fund (“Midcap”) and the Julius Baer U.S. Multicap Fund (“Multicap”)(each a “Fund” and collectively, the “Funds”), and Julius Baer Investment Management, LLC, a corporation organized under the laws of the State of Delaware (the “Adviser").

W I T N E S S E T H:

     WHEREAS, the Funds and the Adviser have entered into the Expense Limitation Agreement, effective as of July 24, 2006, pursuant to which the Adviser limits the aggregate expenses incurred by the Funds during the term of the Agreement;

     WHEREAS, the Funds have each added a new class of shares, comprising the Consultant Class; and

     WHEREAS, the Funds and the Adviser have, pursuant to the Expense Limitation Agreement, determined that it is appropriate and in the best interests of the Funds and the shareholders of each Fund to maintain each Fund’s expenses, across all of its share classes, at a level below that to which each Fund would normally be subject during the term of the Agreement.

     NOW, THEREFORE, the parties hereto:

A.       Agree that the Expense Limitation Agreement shall be amended by deleting paragraph 1.1 thereof and replacing it with a new paragraph 1.1 that reads as follows:

          1.        Expense Limit.

          1.1.      Limitation. To the extent that the aggregate expense of every character incurred by the Julius Baer U.S. Microcap Fund during the term of this Agreement including, but not limited to, investment management fees of the Adviser (but excluding interest, taxes, brokerage commissions, and other expenditures, which are capitalized in accordance with generally accepted accounting principles, and other extraordinary expenses not incurred in the ordinary course of a Fund’s business) ("Fund Operating Expenses"), exceeds the "Expense Limit," which is 1.80%; 1.50%; and 2.55% of the average daily net assets of the Class A; Class I; and Consultant Class shares, respectively of Microcap, such excess amount ("Excess Amount") shall be the liability of the Adviser.

Amendment To Expense Limitation Agreement	Page 1 of 2

          To the extent that the Fund Operating Expenses incurred by the Julius Baer U.S. Smallcap Fund during the term of this Agreement exceed the "Expense Limit," which is 1.50%; 1.20%; and 2.25% of the average daily net assets of the Class A; Class I; and Consultant Class shares, respectively of Smallcap, any Excess Amounts shall be the liability of the Adviser.

          To the extent that the Fund Operating Expenses incurred by the Julius Baer U.S. Midcap Fund during the term of this Agreement exceed the "Expense Limit," which is 1.35%; 1.05% and 2.10% of the average daily net assets of the Class A; Class I; and Consultant Class shares, respectively of Midcap, any Excess Amounts shall be the liability of the Adviser.

          To the extent that the Fund Operating Expenses incurred by the Julius Baer U.S. Multicap Fund during the term of this Agreement exceed the "Expense Limit," which is 1.30%; 1.00% and 2.05% of the average daily net assets of the Class A; Class I; and Consultant Class shares, respectively of Multicap, any Excess Amounts shall be the liability of the Adviser.

B.       Agree that except as amended hereby, the Expense Limitation Agreement shall remain in full force and effect. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the parties hereto has caused this AMENDMENT to be executed by its respective duly authorized officers as of the day and year first written above.

JULIUS BAER U.S. MICROCAP FUND JULIUS BAER U.S. SMALLCAP FUND JULIUS BAER U.S. MIDCAP FUND, and JULIUS BAER U.S. MULTICAP FUND			JULIUS BAER INVESTMENT
By: JULIUS BAER INVESTMENT FUNDS			MANAGEMENT LLC

By:	/s/ Alex Bogaenko	/s/ John Whilesmith	By:	/s/ Craig M. Giunta	/s/ Anthony Williams

Name:	Alex Bogaenko	John Whilesmith	Name:	Craig M. Giunta

Title:	Treasurer	Secretary	Title:	First Vice President